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Exhibit 10U

THIRD AMENDMENT AND CONSENT AGREEMENT

    This Third Amendment and Consent Agreement (this "Agreement"), dated as of June 20, 2000, is made by and between MICRO COMPONENT TECHNOLOGY, INC., a Minnesota corporation (the "Borrower"), and WELLS FARGO BUSINESS CREDIT, INC. f/k/a Norwest Business Credit, Inc., a Minnesota corporation (the "Lender").

Recitals

    The Borrower and the Lender have entered into a Credit and Security Agreement dated as of February 17, 1998, as amended by a First Amendment to Credit and Security Agreement dated as of October 22, 1998, and a Second Amendment to Credit and Security Agreement dated as of May 6, 1999 (as so amended, the "Credit Agreement"). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

    Pursuant to a merger (the "Merger,") more fully described in attached Exhibit A, between Micro Component Technology Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of the Borrower (the "Merger Subsidiary"), and Aseco Corporation, a Delaware corporation ("Aseco"), the Merger Subsidiary has ceased to exist, Aseco is the surviving corporation and the Borrower has acquired Aseco as a wholly owned subsidiary.

    The Borrower has requested (i) that the Lender consent to the Merger and (ii) that certain amendments be made to the Credit Agreement for purposes of permitting the Merger; the Lender is willing to agree to such consent and amendments pursuant to the terms and conditions set forth herein.

    NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

    1.  Defined Terms.  Capitalized terms used in this Agreement which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein. In addition, Section 1.1 of the Credit Agreement is amended by adding or amending, as the case may be, the following definitions:

      " 'Affiliate' or 'Affiliates' means Aseco, MCT International, Inc.; Micro Component Technology Asia Rte. Ltd; MCT Asia (Penang) Sdn. Bhd.; MCT (HK) Limited; Beijing Micro Component Technology Co. Ltd.; and any other Person controlled by, controlling or under common control with the Borrower, including (without limitation) any Subsidiary of the Borrower. For purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise."

      " 'Aseco' means Aseco Corporation, a Delaware corporation."

      " 'Change of Control' means the occurrence of any of the following events:

        (a) Any Person or 'group' (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the 'beneficial owner' (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person will be deemed to have 'beneficial ownership' of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the outstanding voting shares of the Borrower.

        (b) The Borrower is liquidated or dissolved or adopts a plan of liquidation or dissolution."

    2.  Lender's Consent to the Merger.  The Lender hereby consents to the Merger, including waiver of the Merger's violation of Sections 7.4 and 7.8, provided, that, the Merger is effectuated as described in Exhibit A.

    3.  New Schedule 5.4.  Schedule 5.4 to the Credit Agreement is hereby amended in its entirety and replaced with Exhibit B to this Agreement.

    4.  Billing/Collections.  Section 6.2 to the Credit Agreement is amended by adding the following sentence at the end thereof as follows:

      "Without limiting the foregoing, absent the Lender's prior written consent, the Borrower will at all times bill and collect amounts due from account debtors separately from such similar functions conducted by Aseco and will at all times keep its Inventory physically segregated from any inventory of Aseco and will maintain accurate records with respect thereto so that the Borrower's Inventory can at all times be distinguished from that of Aseco in accordance with commercially reasonable standards."

    5.  New Covenants.  Section 6.14 is amended to read as follows:

      "On or before June 30, 2000, the Borrower and the Lender shall agree on new covenant levels for Sections 6.12, 6.13, 6.15 and 7.11 for periods after such date. The new covenant levels will be based on the Borrower's projections, which projections, because of the Merger, shall include the performance of Aseco for such periods, consistent with treatment under GAAP of a wholly owned subsidiary."

    6.  Investments and Subsidiaries.  Section 7.4 subparagraphs (a) (ii) and (iii) of the Credit Agreement are amended and Section 7.4 subparagraph (a) (iv) of the Credit Agreement is added as follows:

       "(ii) travel advances or loans to the Borrower's officers and employees not exceeding at any one time an aggregate of $20,000;

        (iii) advances in the form of progress payments, prepaid rent not exceeding three (3) months or security deposits; and

        (iv) transfers of funds to Aseco in connection with the sale of the Borrower's stock in an amount not to exceed forty percent (40%) of the proceeds of the sale of such stock."

    7.  Sale or Transfer of Assets.  Section 7.6 of the Credit Agreement is amended in its entirety as follows:

      "Section 7.6  Sale or Transfer of Assets; Suspension of Business Operations.  The Borrower will not sell, lease, assign, transfer or otherwise dispose of (i) the stock of any Subsidiary, (ii) all or a substantial part of its assets, or (iii) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than the sale of Inventory in the ordinary course of business and will not liquidate, dissolve or suspend business operations, provided, that, Aseco may, in its discretion, dispose of its assets and the assets of its subsidiaries. The Borrower will not sell, lease, assign, transfer or otherwise dispose of any asset in favor of Aseco (other than in the ordinary course of business) without the Lender's prior written consent. The Borrower will not in any manner transfer any of the foregoing property without prior or present receipt of full and adequate consideration. Notwithstanding anything contained herein to the contrary, the Borrower shall be permitted to transfer funds to Aseco as contemplated in Section 7.4(a)(iv). "

    8.  Capital Expenditures.  Section 7.11 of the Credit Agreement is amended by substituting the amount of "$750,000" for "$500,000."

    9.  Events of Default.  Section 8.1(s) is added to the Credit Agreement as follows:

      "(s) a Change of Control shall occur."

    10.  Partial Waiver of Covenant Default Fee.  The Covenant Default Fee in Section 2.8(f) of the Credit Agreement is hereby waived to the extent that it has not been paid prior to the date hereof, provided, that the Lender receives payment of the Amendment Fee set forth in Paragraph 12 hereof on the date hereof.

    11.  No Other Changes.  Except as explicitly amended by this Agreement, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

    12.  Amendment Fee.  The Borrower shall pay the Lender as of the date hereof a fully earned, non- refundable fee in the amount of $20,000 in consideration of the Lender's execution of this Agreement.

    13.  Conditions Precedent.  This Agreement, and the partial fee waiver set forth in Paragraph 10 hereof, shall be effective when the Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:

        (a) An Exceptions Approval Letter issued by the Export-Import Bank of the United States approving the Merger.

        (b) Payment of the fee described in Paragraph 12.

        (c) Such other matters as the Lender may require.

    14.  Representations and Warranties.  The Borrower hereby represents and warrants to the Lender as follows:

        (a) The Borrower has all requisite power and authority to execute this Agreement and to perform all of its obligations hereunder, and this Agreement has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

        (b) The execution, delivery and performance by the Borrower of this Agreement have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

        (c) All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

    15.  References.  All references in the Credit Agreement to "this Agreement" shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

    16.  No Other Waiver.  Except as set forth in Paragraphs 2 and 10 hereof, the execution of this Agreement and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Agreement.

    17.  Release.  The Borrower hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Agreement, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

    18.  Costs and Expenses.  The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Credit Agreement, the Security Documents and all other documents contemplated thereby, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Agreement and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses and the fee required under paragraph 12 hereof.

    19.  Miscellaneous.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

WELLS FARGO BUSINESS CREDIT, INC. f/k/a Norwest Business Credit, Inc.		MICRO COMPONENT TECHNOLOGY, INC.
By		By
Heidi Zeller
	Its Officer		Its

EXHIBIT A
DESCRIPTION OF MERGER

    MICRO COMPONENT TECHNOLOGY ACQUISITION, INC., a Delaware corporation (the "Merger Subsidiary"), is a wholly owned subsidiary of MICRO COMPONENT TECHNOLOGY, INC. (the "Borrower"). ASECO CORPORATION ("Aseco") is a publicly held Delaware corporation.

    Pursuant to a merger agreement dated as of September 18, 1999, and effective as of January 31, 2000, by and between the Merger Subsidiary and Aseco, the Merger Subsidiary has ceased to exist, Aseco is the surviving entity and Aseco has been structured as a wholly owned subsidiary of the Borrower.

    The merger was structured as a stock for stock purchase, with Aseco's stockholders, in total, acquiring approximately thirty percent (30%) of the Borrower's stock. Following the merger, no single shareholder of Aseco stock holds more than four percent (4%) of the Borrower's stock.

EXHIBIT B
Schedule 5.4 to Credit and Security Agreement

Subsidiaries

        Aseco Corporation

        MCT International, Inc.

        Micro Component Technology Asia Pte. Ltd.

        MCT Asia (Penang) Sdn. Bhd.

        MCT (HK) Limited

        Beijing Micro Component Technology Co. Ltd.

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THIRD AMENDMENT AND CONSENT AGREEMENT
EXHIBIT A DESCRIPTION OF MERGER
EXHIBIT B Schedule 5.4 to Credit and Security Agreement